Exhibit (14)(e)

The Shareholders and Board of Directors of Portman Ridge Finance Corporation.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of Portman Ridge Finance Corporation (formerly known as “KCAP Financial, Inc.”) (the “Company”) as of and for the year ended December 31, 2018, 2017, and 2016 and have expressed unqualified opinions on those consolidated financial statements. The accompanying information on the Registration Statement under the caption Senior Securities for each of the three years in the period ended December 31, 2018 has been subjected to audit procedures performed in conjunction with our audits of Company’s financial statements. Such information included in the Senior Securities of PTMN is the responsibility of the Company’s management.

Our audit procedures included determining whether the information included in the Senior Securities of PTMN reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information. In forming our opinion on the information, we evaluated whether such information, including its form and content, is presented in conformity with Section 18 of the Investment Company Act of 1940. In our opinion, the information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ Ernst & Young LLP

New York, New York

October 15, 2019